Exhibit 99.11

CNA Settlement Agreement

SETTLEMENT AGREEMENT
This Settlement Agreement (the “Agreement”) is made and entered into as of the Execution Date between and among the Congoleum Parties (as defined), the Committee (as defined), the Claimants’ Representatives (as defined) and the CNA Parties (as defined).
RECITALS
WHEREAS, the CNA Parties issued or allegedly issued certain excess liability insurance policies to the Congoleum Parties or under which the Congoleum Parties are or claim to be entitled to insurance and/or benefits; and
WHEREAS, one or more of the Congoleum Parties have been named as defendants in numerous asbestos-related claims; and
WHEREAS, on December 31, 2003, Congoleum filed a voluntary petition under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey, which is now pending as In re Congoleum Corporation, Civil Action No. 09-04371; and
WHEREAS, Congoleum and the CNA Parties are parties to an insurance coverage action pending in the New Jersey Superior Court in Middlesex County, Congoleum v. ACE American Ins. Co., et al., Docket No. MID-L-8908-01 (N.J. Super. Ct.); and

CNA Settlement Agreement

WHEREAS, the Parties disagree with respect to whether and to what extent certain insurance policies may afford coverage for certain Claims (the “Coverage Disputes”); and
WHEREAS, the CNA Parties have raised certain objections in the Bankruptcy Case to proposed plans of reorganization and other matters; and
WHEREAS, the Parties, subject to the terms and conditions of this Agreement, now wish fully and finally to compromise and resolve the Coverage Disputes and other disputes between or among them, including those arising in the Bankruptcy Case; and
WHEREAS, as part of the compromise and resolution of the Coverage Disputes, Congoleum wishes to sell and the CNA Parties wish to repurchase the Subject Policies free and clear of all Interests of any Person subject and pursuant to the terms of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereby agree as follows:

CNA Settlement Agreement

I.           DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below.  Terms used in the singular shall be deemed to include the plural, and terms used in the plural shall be deemed to include the singular.  The word “includes” means “includes but not limited to,” and the word “including” means “including but not limited to.”
A.           “Approval Date” means the date by which the Approval Order has become a Final Order.
B.           “Approval Order” means (i) an order in the form attached hereto as Exhibit 2; or (ii) in the event of a timely objection to the motion to approve the Agreement that if sustained would reduce the full Settlement Amount available to pay Asbestos-Released Claims, an order in such form agreed to in writing by the Parties, entered by the Bankruptcy Court that (a) approves this Agreement, (b) authorizes the Parties to undertake the settlement and the sale of the Subject Policies as set forth in this Agreement, and (c) provides for the Injunction.
C.           “Asbestos Plaintiff” means any and all Persons with Asbestos-Released Claims.

CNA Settlement Agreement

D.           “Asbestos-Released Claims” means any and all Claims arising out of, related to and/or attributable to, in any manner or fashion, the Congoleum-Related Parties’ manufacture, sale, distribution, installation, handling, operation or use of asbestos and/or asbestos-containing products, substances, or materials, alone or in combination with any other dust, mineral, fiber, substance or material.  “Asbestos-Released Claims” also includes “Asbestos Claims” as that term is defined in the Second Amended Joint Plan of Reorganization, filed in the Bankruptcy Case, or the Plan, whichever is broader.
E.           “Bankruptcy Case” means the Chapter 11 case filed December 31, 2003, by the Congoleum Parties in the United States Bankruptcy Court for the District of New Jersey and now pending in the United States District Court for the District of New Jersey, In re Congoleum Corporation, Civil Action No. 09-04371 (JAP), and shall include any appeals therefrom (and any adversary proceedings therein).
F.           “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

CNA Settlement Agreement

G.           “Bankruptcy Court” means the United States District Court for the District of New Jersey, which has exercised jurisdiction over the Bankruptcy Case and on August 17, 2009, withdrew the reference to the United States Bankruptcy Court for the District of New Jersey.  References to “Bankruptcy Court” that involve orders or activities prior to August 17, 2009, are to the United States Bankruptcy Court for the District of New Jersey.
H.           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.
I.           “Claim” means any past, present, or future claim, demand, action, cause of action, suit or liability of any kind or nature whatsoever, whether at law or in equity, known or unknown, asserted or unasserted, anticipated or unanticipated, accrued or unaccrued, fixed or contingent, which has been or may be asserted by or on behalf of any Person, whether seeking damages (including compensatory, punitive or exemplary damages) or equitable, mandatory, injunctive, or any other type of relief, including cross-claims, counterclaims, third-party claims, suits, lawsuits, administrative proceedings, notices of liability or potential liability (including Potentially Responsible Party or “PRP” notices), arbitrations, actions, rights, requests, causes of action or orders.  “Claim” also includes “claim” as defined in Bankruptcy Code Section 101(5), and “demand” as defined in Bankruptcy Code Section 524(g)(5).

CNA Settlement Agreement

J.           “Claimant Agreement” means “Claimant Agreement” as that term is defined in the Second Amended Plan of Reorganization.
K.           “Claimants’ Representatives” means Joseph F. Rice and Perry Weitz.
L.           “CNA Parties” means Continental Insurance and Continental Casualty.
M.           “CNA-Related Parties” means (i) the CNA Parties; (ii) each of the respective past, present and future parents, direct and indirect subsidiaries, affiliates, divisions, holding companies, merged companies, acquired companies, predecessors-in-interest, successors-in-interest and assigns of the Persons described in Paragraph I.M(i) above, solely in their capacities as such; and (iii) each of the past, present and future directors, officers, shareholders, agents, attorneys, principals, representatives, and employees of each of the Persons described in Paragraphs I.M(i) and I.M(ii) above, solely in their capacities as such.

CNA Settlement Agreement

N.           “Committee” means the Asbestos Claimants’ Committee appointed in the Bankruptcy Case.
O.           “Confirmation Order” means an order of the Bankruptcy Court approving a Plan that designates the CNA-Related Parties as Settling Asbestos Insurance Companies entitled to a Section 524(g) Injunction.
P.           “Congoleum” means Congoleum Corporation, both individually and as debtor-in-possession in the Bankruptcy Case.
Q.           “Congoleum Parties” means Congoleum, Congoleum Sales, Inc., and Congoleum Fiscal, Inc., both individually and as debtors-in-possession in the Bankruptcy Case.
R.           “Congoleum-Related Parties” means (i) the Congoleum Parties, (ii) each of the Congoleum Parties’ respective present, direct and indirect, subsidiaries and divisions; (iii) the respective past and future, direct and indirect, parents, holding companies, subsidiaries, divisions, and corporate affiliates of the Persons described in Paragraphs I.R(i) and I.R(ii), solely in their capacities as such and to the full extent but only to the extent that the Congoleum Parties have the right, power or authority to give the releases set forth in Section V on behalf of the

CNA Settlement Agreement

Persons described in this Paragraph I.R(iii); (iv) the direct and indirect predecessors, successors, and assigns of each of the Persons described in Paragraphs I.R(i) through I.R(iii), inclusive, solely in their capacities as such and to the full extent but only to the extent that the Congoleum Parties have the right, power or authority to give the releases set forth in Section V on behalf of the Persons described in this Paragraph I.R(iv); (v) any Insureds, to the extent that such Insureds do not fall within Paragraphs I.R(i) or I.R(ii), solely in their capacities as such and to the full extent but only to the extent that the Congoleum Parties have the right, power or authority to give the releases set forth in Section V on behalf of the Persons described in this Paragraph I.R(v); and (vi) the past and present respective officers, directors, employees, shareholders, agents, principals, attorneys, and representatives of each of the Persons described in Paragraphs I.R(i) through I.R(v), inclusive, but solely in their capacities as such and to the full extent but only to the extent that the Congoleum Parties have the right, power or authority to give the releases set forth in Section V on behalf of the Persons described in this Paragraph I.R(vi).  Notwithstanding the foregoing, American Biltrite Inc. and its officers and directors solely in their capacities as such (collectively, “ABI”) shall not be deemed to be a Congoleum-Related Party.  To the

CNA Settlement Agreement

extent that ABI has rights or Interests under (x) the policies listed in Exhibit 1 hereto or (y) any other policies that were issued to any of the Congoleum Parties or their predecessors in interest prior to February 28, 1993 and that otherwise fall within the definition of “Subject Policies,” ABI is consenting to and being identified in this Agreement for the purpose of making clear that ABI is releasing any rights or Interests in, and agreeing not to seek to secure coverage under, policies insuring the Congoleum Parties that were issued prior to ABI’s acquisition of an interest in Congoleum effective February 28, 1993.  The Parties acknowledge and agree that neither this Agreement nor the Approval Order shall affect, impair, change, modify, release, waive, channel, enjoin or transfer ABI’s rights or Claims arising under (a) any policy issued to or insuring ABI prior to February 28, 1993 (or ABI’s rights or the insurer’s obligations thereunder), except to the extent of ABI’s release of rights or Interests, if any, under policies within (x) or (y) above; (b) any policy issued to or insuring ABI on or after February 28, 1993 (or ABI’s rights or the insurer’s obligations thereunder); or (c) any settlement or coverage-in-place agreement applicable to (a) or (b) to which ABI is a signatory.
S.           “Continental Casualty” means Continental Casualty Company.

CNA Settlement Agreement

T.           “Continental Insurance” means The Continental Insurance Company.
U.           “Coverage Action” means the insurance coverage action pending in the New Jersey Superior Court in Middlesex County, New Jersey, Congoleum v. ACE American Ins. Co., et al., Docket No. MID-L-8908-01 (N.J. Super. Ct.).
V.           “Direct-Action Claim” means any Claim by a Person against any CNA-Related Party that arises from the activities of the Congoleum-Related Parties or their Interests in any Subject Policy, and any Asbestos-Released Claim by any Asbestos Plaintiff against any CNA-Related Party, whether arising by contract, in tort or under the laws of any jurisdiction, including any statute that gives a third party a direct cause of action against an insurer.
W.           “Execution Date” means the date on which the Agreement has been fully executed by all Parties hereto.
X.           “Extra-Contractual Claim” means any Claim against a CNA-Related Party or a Congoleum-Related Party seeking any type of relief, including compensatory, exemplary or punitive damages, on account of alleged bad faith or

CNA Settlement Agreement

reverse bad faith; failure to act in good faith; violation of any duty of good faith and fair dealing; violation of any unfair claims practices or insurance fraud act or similar statute, regulation or code; or any other similar type of alleged misconduct or omission, to the extent that such Claims relate to or arise out of (a) the Subject Policies and/or (b) acts or omissions by the CNA-Related Parties or the Congoleum-Related Parties related in any way to Asbestos-Released Claims, the Bankruptcy Case, or the Coverage Action.
Y.           “Final Order” means an order or judgment (including any modification or amendment thereof) that remains in effect and has not been reversed, vacated or stayed, and as to which the time to appeal or seek review, rehearing or writ of certiorari has expired and as to which no appeal or petition for review, reconsideration, rehearing or certiorari has been taken or, if taken, remains pending.
Z.           “First Installment” means a payment totaling fifty (50) percent of the Settlement Amount, that is, eight million, two hundred, fifty thousand U.S. dollars ($8,250,000) in immediately available funds.

CNA Settlement Agreement

AA.           Futures Representative” means R. Scott Williams, the Legal Representative for Future Asbestos Personal Injury Claimants, appointed by order of the Bankruptcy Court dated February 18, 2004, and any successor to him.
BB.           “Injunction” means the injunction contained in Paragraph 8 of the Approval Order, which injunction shall enjoin, to the fullest extent permitted by law, all potential Claims against the CNA-Related Parties relating to the Subject Policies and/or otherwise relating to the activities of any Congoleum-Related Parties, including any Direct-Action Claims, Asbestos-Released Claims or Insurance Coverage Claims, and shall channel any such Claims to the Settlement Amount to be paid by the CNA Parties, to the extent and as more fully set forth in Paragraph 8 of the Approval Order.
CC.           “Insurance Coverage Claim” means any Claim for insurance coverage and/or other benefits under the Subject Policies.
DD.           “Insured” means any Person entitled or allegedly entitled to insurance coverage and/or other benefits under the Subject Policies, including without limitation “insureds,” “named insureds” or “additional insureds” as those terms are defined or used in the Subject Policies.

CNA Settlement Agreement

EE.           “Interests” means all liens, Claims, encumbrances, interests and other rights of any nature, whether at law or in equity.
FF.           “Last Installment” means a payment totaling fifty (50) percent of the Settlement Amount, that is, eight million, two hundred, fifty thousand U.S. dollars ($8,250,000) in immediately available funds.
GG.           “Parties” means the Congoleum Parties, the CNA Parties,  the Committee, and the Claimants’ Representatives.
HH.           “Person” means an individual, a corporation, a partnership, a joint venture, an association, a joint stock company, a limited liability company, a limited liability partnership, an estate, an unincorporated organization, a trust, a class or group of individuals, or any other entity or organization, including any federal, state or local governmental or quasi-governmental body or political subdivision, department, agency or instrumentality thereof.
II.           “Plan” means any plan of reorganization confirmed by the Bankruptcy Court in the Bankruptcy Case.
JJ.           “Second Amended Joint Plan of Reorganization” means the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Debtors, the Official Asbestos Claimants’ Committee and the Official Committee of Bondholders for Congoleum Corporation, et al., Dated as of October 22, 2009.

CNA Settlement Agreement

KK.           “Section 524(g) Injunction” means an injunction issued pursuant to 11 U.S.C. § 524(g) in connection with confirmation of a Plan.
LL.           “Settlement Amount” means the sum of sixteen million, five hundred thousand U.S. dollars ($16,500,000) in immediately available funds.
MM.          “Settling Asbestos Insurance Company” means “Settling Asbestos Insurance Company,” as that term is defined in the Second Amended Joint Plan of Reorganization or the equivalent term in any Plan.
NN.           “Subject Policies” means: (i) the policies of insurance listed on Exhibit 1 hereto; (ii) any other liability insurance policies (whether primary, umbrella, or excess), known or unknown, issued or allegedly issued prior to December 31, 2003 by one of the CNA-Related Parties listed on Exhibit 3 hereto to a Congoleum-Related Party or under which it (or any of the Congoleum-Related Parties) claims to be insured or otherwise entitled to benefits; provided, however, that any policy of insurance encompassed by Paragraph I.NN(ii) shall be deemed to be a “Subject Policy” and subject to the release, sale, and injunctive provisions of this Agreement and the Approval Order only to the extent of any Congoleum-Related

CNA Settlement Agreement

Party’s rights and interests therein; and provided further that “Subject Policies” shall not be deemed to include (x) the statutory portions of any workers’ compensation policy; (y) any policy of insurance issued by an insurance company other than Continental Insurance or Continental Casualty that is or was a party to the Coverage Action; (z) any policy of insurance issued by a Person that is not a CNA-Related Party as of the Execution Date that acquires, is merged into, or is acquired by a CNA-Related Party on or after the Execution Date; and (aa) any policy of insurance issued to a Person that becomes a Congoleum-Related Party after the Execution Date, except to the extent that any other Congoleum-Related Party had rights thereunder which arose on or before the Execution Date.
OO.           “TDP” means “TDP” as that term is defined in the Second Amended Joint Plan or as that term is defined in any Plan confirmed by the Bankruptcy Court.
PP.           “Trust” means the “Plan Trust” as that term is defined in the Second Amended Joint Plan of Reorganization or some other similar trust established pursuant to a Plan approved by the Bankruptcy Court to pay Asbestos-Released Claims.

CNA Settlement Agreement

II.           SCOPE OF AGREEMENT
This Agreement constitutes a final compromise and settlement of all issues concerning the Subject Policies, including the application of the Subject Policies to Asbestos-Released Claims and to all other Claims.  This Agreement resolves all of the Parties’ alleged rights and obligations under, and as and to the extent set forth in the balance of this Agreement and in the Approval Order effects a full release and buyout of, the Subject Policies with respect to:  (a) all past, pending, and future known and unknown Asbestos-Released Claims; and (b) all other past, pending and future Claims of any type under or related to the Subject Policies.
III.           PAYMENT OF SETTLEMENT AMOUNT
3.1           The CNA Parties shall irrevocably pay the Settlement Amount to the Trust as follows: (1) within thirty (30) days of the later of (a) the Approval Date or (b) the date the Confirmation Order becomes a Final Order, the CNA Parties shall pay the First Installment and (2) on or before January 20 of the calendar year immediately following the year in which the CNA Parties pay the First Installment, the CNA Parties shall pay the Last Installment.  For the avoidance of doubt and by way of example, if the CNA Parties’ First Installment were to be paid on December 31, 2010, its Last Installment would be due twenty (20) days later, on January 20, 2011.

CNA Settlement Agreement

The CNA Parties shall have the exclusive right to waive the occurrence of any one or all of the payment-triggering provisions set forth in the first sentence of this paragraph, in which event the CNA Parties shall irrevocably either (a) pay the Settlement Amount in full within thirty (30) days after providing notice of such waiver in writing to the other Parties (the “Waiver Notice”)  or (b) pay the First Installment within thirty (30) days of the Waiver Notice and pay the Last Installment on or before January 20 of the calendar year immediately following the calendar year in which it paid the First Installment.  If payment is made prior to the occurrence of the triggering conditions set forth in the first sentence of this paragraph, then the CNA Parties shall pay any such payment of the Settlement Amount to Congoleum, which shall hold such payment until the earlier of the date when the Plan is confirmed by a Final Order or the date of dismissal or conversion of the Bankruptcy Case, and such Settlement Amount payment shall then be used only in connection with the payment of Asbestos-Released Claims and/or to pay other amounts that would be payable by the Trust pursuant to the Plan.
3.2           The Settlement Amount is the full purchase price of the Subject Policies.  Effective upon the Approval Date, but subject to the CNA Parties’ payment of the Settlement Amount, the Congoleum Parties shall be deemed to have

CNA Settlement Agreement

sold to the CNA Parties and shall deem the CNA Parties to own, the Subject Policies free and clear of all Interests of any Person.  Effective upon the Approval Date, but subject to the CNA Parties’ payment of the Settlement Amount, the CNA-Related Parties shall have no further obligation under the Subject Policies for any Claims, including Asbestos-Released Claims, Direct-Action Claims or Extra-Contractual Claims.
3.3           The CNA Parties are not acting as volunteers in paying the Settlement Amount and the CNA Parties’ payment of the Settlement Amount reflects potential liabilities and obligations to the Congoleum-Related Parties for amounts one or more of them allegedly is obligated to pay on account of certain Claims.
3.4           The CNA-Related Parties shall not seek, or assign or transfer any right to seek, reimbursement from any Person, including the Congoleum-Related Parties, of the Settlement Amount or any portion thereof, whether by way of a Claim for contribution, subrogation, indemnification, retrospective premiums, deductibles, or self-insured retentions, other than from the CNA Parties’ reinsurers in their capacity as reinsurers of the CNA Parties.  Notwithstanding the foregoing, and without limiting the effect of the Injunction or any Section 524(g) Injunction

CNA Settlement Agreement

 barring any third party from pursuing any such Claim, if a third party pursues a contribution, subrogation or indemnification Claim against a CNA-Related Party relating to or arising out of any of the Claims released pursuant to Section V, then the CNA Parties shall be free to assert all Claims and defenses, including a contribution, subrogation or indemnification Claim against such third party.  The Congoleum Parties shall use their reasonable best efforts to obtain agreements similar to those contained in this Paragraph 3.4 from all insurers with which they settle with respect to Claims released pursuant to Section V; provided, however, that the failure of the Congoleum Parties to obtain, after first employing such reasonable best efforts, an agreement similar to that contained in this Paragraph 3.4 from an insurer with which the Congoleum Parties settle with respect to Claims released pursuant to Section V below shall not in and of itself constitute a breach of this Agreement.
3.5           Without limiting the effect of the Injunction or any Section 524(g) Injunction, in the event that any insurer (or representative thereof vested with the rights and obligations of such insurer) of one or more of the Congoleum-Related Parties obtains a final judicial determination or final binding arbitration award that it is entitled to obtain a sum certain from a CNA-Related Party as a

CNA Settlement Agreement

result of a Claim for contribution, subrogation, indemnification or other similar Claim against a CNA-Related Party for the CNA-Related Party’s alleged share or equitable share of the defense and/or indemnity of any Congoleum Party for any Claims released pursuant to this Agreement, such Congoleum Party shall voluntarily reduce its final judgment or award against such other insurer(s) to the extent necessary to eliminate such contribution, subrogation or indemnification Claims against the CNA-Related Party.  To ensure that such a reduction is accomplished, the CNA-Related Party shall be entitled to assert this Paragraph as a defense to any action against it for any such portion of the judgment or Claim and shall be entitled to have the court or appropriate tribunal issue such orders as are necessary to effectuate the reduction to protect the CNA-Related Party from any liability for the judgment or Claim.
IV.           BANKRUPTCY-RELATED OBLIGATIONS
4.1           No later than five (5) business days after the Execution Date, Congoleum shall file a motion in the Bankruptcy Case seeking entry of the Approval Order, which motion shall be in form and substance reasonably acceptable to the CNA Parties (“the Approval Motion”), and shall use its reasonable best efforts promptly to obtain entry of the Approval Order as a Final Order.  Congoleum shall

CNA Settlement Agreement

serve by mail notice of the motion and the hearing thereon on each of those Persons identified in Paragraph E of the Approval Order.  In addition, to ensure the broadest notice possible, Congoleum shall publish notice of the motion and the hearing in the national edition of the USA Today at the CNA Parties’ expense.  If the CNA Parties obtain the agreement of one or more other settling insurers to pay for joint publication of the notices respecting the Approval Motion in the USA Today, nothing herein is intended to prevent the CNA Parties from sharing the expense of such joint publication in lieu of each paying the cost of  individual publications, and Congoleum agrees to cooperate with the CNA Parties in connection with such joint notices.  The mail and publication notice shall be in form and substance acceptable to the CNA Parties.
4.2           The CNA Parties’ payment of the Settlement Amount is conditioned upon entry of a Section 524(g) Injunction (subject to the CNA Parties’ exclusive right to waive such condition in writing and to make payment in accordance with the third sentence of Paragraph 3.1), and any Plan proposed or supported by a Party shall include a Section 524(g) Injunction and shall designate the CNA-Related Parties as Settling Asbestos Insurance Companies entitled to the full and complete benefit of any and all injunctions, including any injunction pursuant to Section 524(g) or Section 105 of the Bankruptcy Code, to the fullest extent permitted by law.

CNA Settlement Agreement

4.3           Subsequent to the Execution Date, the CNA Parties shall not be required to withdraw any objections they have made in the Bankruptcy Case to confirmation of any plan of reorganization or to any other relief sought by the Congoleum Parties, but (except as provided in this paragraph) the CNA-Related Parties (i) shall not file any additional objections in the Bankruptcy Case, (ii) shall not pursue any objections or appeals they already have made, (iii) shall not serve or pursue any discovery requests in the Bankruptcy Case, and (iv) shall refrain from taking any other action, directly or indirectly, to hinder, delay or oppose confirmation of a Plan that is not inconsistent with this Agreement.  Until such time as the Approval Order is entered by the Bankruptcy Court and becomes a Final Order, the Congoleum Parties shall provide and support reasonable extensions or adjournments of any filing, discovery or other deadlines or hearing dates in the Bankruptcy Case (including any pending appeals) and the CNA Parties shall agree to, and support, all such reasonable extensions.  Before the Approval Order is entered and becomes a Final Order, if and to the extent any extension or adjournment of any filing, discovery or other deadline or hearing date sought by the

CNA Settlement Agreement

Parties in the Bankruptcy Case (including any pending appeals) is not granted, the CNA Parties may make such filing (or take such discovery) by such deadline, appear and be heard at such hearing, and take such other action as they reasonably deem necessary to preserve their rights.  Within three (3) business days after the Approval Order becomes a Final Order, the CNA Parties shall withdraw all objections they have filed in the Bankruptcy Case to confirmation of the Plan, provided that the Plan is not inconsistent with this Agreement, and terminate any pending appeals.  Except as provided above in this paragraph, the Parties fully reserve all of their rights pertaining to discovery, motions, objections and Claims made prior to the entry of the Approval Order in the Bankruptcy Case until such time as the Approval Order becomes a Final Order.
4.4           The Congoleum Parties shall not include any provision in any Plan that materially and adversely affects the rights and obligations of the CNA-Related Parties under this Agreement.  Subsequent to the Execution Date and provided the Agreement does not become null and void pursuant to Paragraph 4.6, neither the Congoleum-Related Parties nor the CNA-Related Parties shall make any Claims against or seek discovery from one another in the Bankruptcy Case, or make any Claims against one another in any other venue that are subject to the releases set forth in Section V.

CNA Settlement Agreement

4.5           If and when the Plan becomes effective, the rights and obligations of the Congoleum-Related Parties under this Agreement shall be deemed to have been assigned to the Trust without need of further action by any Party or Person, and the Trust shall be bound by all of the provisions of this Agreement.  The Congoleum-Related Parties shall also continue to be bound by this Agreement and shall retain the obligations and benefits hereunder.  Notwithstanding the foregoing, after a Plan is confirmed, the Congoleum-Related Parties shall have no obligations hereunder for any obligations of the Trust over which the Congoleum-Related Parties have no control, and the Trust shall have no obligations hereunder for any obligations of the Congoleum-Related Parties over which the Trust has no control.
4.6           If for any reason (i) the Approval Order is not entered by the Bankruptcy Court on or before June 30, 2010, or (ii) a Final Order is entered either dismissing the Bankruptcy Case or converting it to a case under Chapter 7 of the Bankruptcy Code, then the CNA Parties shall have the right to declare this Agreement null and void provided that they have not already paid, or provided

CNA Settlement Agreement

notice of their intention to pay, the First Installment of the Settlement Amount pursuant to the third sentence of Paragraph 3.1.  In the event that the CNA Parties have paid the First Installment of the Settlement Amount or the entire Settlement Amount and a Final Order has been entered either dismissing the Bankruptcy Case or converting it to a case under Chapter 7 of the Bankruptcy Code, then this Agreement shall remain in place, but the Parties shall be excused from performing any obligations provided herein which cannot be performed absent the pendency of a case under Chapter 11 of the Bankruptcy Code.   In the event that the CNA Parties have not paid the First Installment and have not provided the Waiver Notice pursuant to the third sentence of Paragraph 3.1, the Congoleum Parties shall have the right to declare the Agreement null and void once forty-five (45) days have passed following entry of a Final Order (i) dismissing the Bankruptcy Case, (ii) converting the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, or (iii) denying the motion seeking entry of the Approval Order.  In addition, either of the Congoleum Parties or the CNA Parties may declare the Agreement null and void if objections of the type referred to in Section I.B(ii) are raised, and the Parties do not reach an agreement on an acceptable form of Approval Order to submit to the Bankruptcy Court, or the Bankruptcy Court does not approve such order, on or before June 30, 2010.

CNA Settlement Agreement

4.7           If this Agreement becomes null and void pursuant to Paragraph 4.6 herein, then:  (1) the Agreement, except for Sections I (other than ABI’s release of rights and Interests, if any, as set forth in Paragraph I.R.), VII through IX, XII, XVII through XX and Paragraphs 4.6 and 4.7, which shall remain in full force and effect, shall be vitiated and shall be a nullity; (2) the Parties shall have all of the rights, defenses, and obligations under or with respect to any and all Subject Policies that they would have had absent this Agreement; (3) none of the CNA-Related Parties and none of the Congoleum-Related Parties shall be bound by the terms of the Approval Order; (4) the CNA-Related Parties shall not be entitled to claim the benefit of any injunctive provisions in the Approval Order, the Confirmation Order, or the Plan; and (5) any otherwise applicable statutes of limitation or repose, or other time-related limitation, shall be deemed to have been tolled for the period from the Execution Date through the date the Agreement becomes null and void.

CNA Settlement Agreement

4.8           All obligations of the Congoleum Parties under this Agreement shall be treated as post-petition administrative expenses, shall be deemed incorporated into any Plan, and shall survive any discharge in bankruptcy.
V.           TERMINATION OF POLICY RIGHTS AND RELEASES
5.1           Effective upon the Execution Date, but subject to the CNA Parties’ payment of the Settlement Amount, the Congoleum Parties (for themselves and on behalf of the Congoleum-Related Parties), the Committee and the Claimants’ Representatives each hereby fully, finally and completely releases and waives any and all Claims against any of the CNA-Related Parties relating to, arising out of, or in connection with the Subject Policies, Asbestos-Released Claims,  Direct-Action Claims, or Extra-Contractual Claims.  This release expressly includes:  (i) all matters at issue in the Coverage Action; (ii) all Insurance Coverage Claims; (iii) all Claims attributable to the conduct of or conduct in connection with the Coverage Action and the Bankruptcy Case; (iv) all Claims arising from the Claimant Agreement or the events culminating in the filing of the Bankruptcy Case; and (v) all Claims seeking attorneys’ fees or litigation-related costs in connection with the Coverage Action or the Bankruptcy Case or for substantial contribution in connection with the Bankruptcy Case.

CNA Settlement Agreement

5.2           Effective upon the Execution Date, but subject to the CNA Parties’ payment of the Settlement Amount, the CNA Parties (for themselves and on behalf of the CNA-Related Parties) each hereby fully, finally and completely releases and waives any and all Claims against any of the Congoleum-Related Parties, the Committee, and the Claimants’ Representatives relating to, arising out of, or in connection with the Subject Policies, Asbestos-Released Claims, Direct-Action Claims or Extra-Contractual Claims.  This release expressly includes:  (i) all matters at issue in the Coverage Action; (ii) all Insurance Coverage Claims; (iii) all Claims attributable to the conduct of or conduct in connection with the Coverage Action and the Bankruptcy Case; (iv) all Claims arising from the Claimant Agreement or the events culminating in the filing of the Bankruptcy Case; and (v) all Claims seeking attorneys’ fees or litigation-related costs in connection with the Coverage Action or the Bankruptcy Case or for substantial contribution in connection with the Bankruptcy Case.
5.3           Without limiting the effect of the Injunction or any Section 524(g) Injunction, the Congoleum Parties, the Committee, and the Claimants’ Representatives shall use their reasonable best efforts to include in the Plan and/or attachments thereto (including the proposed TDPs) provisions to require that any Asbestos Plaintiff who accepts payment from the Trust, shall execute a final and complete release and waiver of any and all Asbestos-Released Claims against any of the CNA-Related Parties.

CNA Settlement Agreement

5.4           The Parties recognize and understand that Claims that have been or may be asserted against the Congoleum-Related Parties and/or the Trust may increase or decrease in amount or in severity over time, that Claims that have been or may be asserted against the Congoleum-Related Parties and/or the Trust may include progressive, cumulative, unknown, and/or unforeseen elements, and that there may be hidden, unknown, and unknowable damages, defense expenses, or other costs related to such Claims.  Nevertheless, the Parties willingly enter into this Agreement, including the releases set forth in this Section V.
5.5           The Parties acknowledge they have been advised by their respective legal counsel and are familiar with the provisions of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of the executing of the release which if known by him or her must have materially affected his or her settlement with the debtor.

CNA Settlement Agreement

In furtherance of this Agreement, the Parties expressly waive any and all rights they may have under any contract, statute, code, regulation, ordinance, or the common law, which may limit or restrict the effect of a general release as to Claims, including Insurance Coverage Claims, that they do not know or suspect to exist in their favor at the time of the execution of this Agreement.
5.6           Nothing in this Section V is intended to, nor shall be construed to, release, waive or otherwise affect the Parties’ rights and obligations under this Agreement.
5.7           Nothing in this Agreement shall constitute a release, waiver or assignment of any of the CNA-Related Parties’ rights against their reinsurers in their capacities as reinsurers, which rights are expressly retained by the CNA-Related Parties.
5.8           The release provisions of this Section V are intended to release and shall be construed and deemed to effect a release only of Claims arising from, relating to, or involving any policy of insurance or portion thereof that is a Subject Policy or that otherwise constitute an Asbestos-Released Claim, a Direct-Action Claim, or an Extra-Contractual Claim.

CNA Settlement Agreement

VI.           DISMISSAL OF COVERAGE ACTION
Upon the Execution Date, Congoleum and the CNA Parties shall continue completely to stand still in the Coverage Action with respect to one another, including with respect to third-party discovery relevant to their claims and defenses against one another, and they shall promptly file such papers as are necessary to effect such a standstill of the Coverage Action.  Such standstill shall remain in place until such time as this Agreement has been declared null and void or the CNA Parties have paid the First Installment of the Settlement Amount, but nothing in this Section VI shall preclude the CNA Parties from filing any necessary pleadings in Congoleum Corp. v. ACE American Ins. Co. et al., Docket No. AM-214-09T3 (N.J. App. Div.); provided that prior to the filing of such pleadings, they first have sought but failed to obtain from the relevant court an extension of the filing deadline.  Within ten (10) days of the date the CNA Parties pay the First Installment of the Settlement Amount, Congoleum and the CNA Parties shall dismiss all of their Claims against one another in the Coverage Action with prejudice and without costs.  Absent this Agreement becoming null and void in accordance with its terms, the Congoleum Parties and the CNA Parties covenant that they shall not initiate or prosecute any action against one another for Claims that would fall within the releases described in Section V of this Agreement.

CNA Settlement Agreement

VII.           REPRESENTATIONS AND WARRANTIES OF THE PARTIES
Each of the Parties separately represents and warrants (subject in the cases of the Congoleum Parties to the entry of the Approval Order) as follows:
(a)           It has the requisite power and authority to enter into this Agreement and to perform the obligations imposed on it by this Agreement;
(b)           The execution and delivery of, and the performance of the obligations contemplated by, this Agreement have been approved by duly authorized representatives of the Party, and by all other necessary actions of the Party;
(c)           Each Party has expressly authorized its undersigned representative to execute this Agreement on the Party's behalf as its duly authorized agent;
(d)           This Agreement has been thoroughly negotiated and analyzed by its counsel and has been executed and delivered in good faith, pursuant to arms’-length negotiations, and for value and valuable consideration;

CNA Settlement Agreement

(e)           Its employees and outside counsel involved in the Bankruptcy Case and the Coverage Action are not aware of any pending Insurance Coverage Claims, other than the Claims asserted by the Congoleum Parties against the CNA Parties under the Subject Policies listed on Exhibit 1, against any of the CNA-Related Parties by others that would be released by Section V or barred by an injunction contemplated and provided for by this Agreement or the Approval Order; and
(f)           Its employees and outside counsel involved in the Bankruptcy Case and the Coverage Action are not aware of any Subject Policies other than the insurance policies identified in Exhibit 1 hereto and any additional insurance policies identified in writing to counsel for the other Parties at least one (1) business day prior to the Congoleum Parties’ execution of this Agreement.
VIII.           ENTIRE AGREEMENT
This Agreement, including the exhibits hereto, constitutes a single integrated written contract that expresses the entire agreement and understanding between the Parties.  Except as otherwise expressly provided, this Agreement supersedes all prior communications, settlements, and understandings between the Parties and their representatives regarding the matters addressed by this

CNA Settlement Agreement

Agreement.  Except as explicitly set forth in this Agreement, there are no representations, warranties, promises, or inducements, whether oral, written, expressed, or implied, that in any way affect or condition the validity of this Agreement or alter or supplement its terms.  Any statements, promises, or inducements, whether made by any Party or any agents of any Party, that are not contained in this Agreement shall not be valid or binding.
IX.           MISCELLANEOUS
9.1           Except as necessary to enforce any undertakings set forth in this Agreement, nothing contained in this Agreement is or shall be deemed to be (a) an admission by any of the CNA Parties that any Congoleum Party or the Trust was or is entitled to any insurance coverage with respect to Asbestos-Released Claims or any other Claims or as to the validity of any of the coverage positions that have been or could have been asserted by the Congoleum Parties and/or the Trust; or (b) an admission by the Congoleum Parties as to the validity of any of the coverage positions or defenses to coverage that have been or could have been asserted by the CNA Parties with respect to Asbestos-Released Claims or any other Claims.
9.2           By entering into this Agreement, the Parties have not waived nor shall be deemed to have waived any right, obligation, privilege, defense or position they may have asserted or might assert in connection with any Claim, matter, Person or insurance policy outside the scope of this Agreement.   Except as expressly set forth in this Agreement, no Person other than the Parties hereto shall have any legally enforceable rights or benefits under this Agreement.

CNA Settlement Agreement

9.3           This Agreement represents a compromise of disputed Claims and shall not be deemed an admission or concession by any Party of liability, culpability, or wrongdoing.  The CNA Parties’ entry into this Agreement does not constitute an endorsement of any plan of reorganization for Congoleum or any related TDP or a statement of position of any kind as to whether any such plan of reorganization as proposed or confirmed is lawful.
9.4  The Parties acknowledge that CNA Reinsurance Company Limited (also known as “CNA Re” or “CNA Re Limited” and collectively  referred to herein as “CNA Re”) is a party to the Coverage Action as one of the Certain London Market Companies represented by Mendes & Mount LLP.  Nothing in this Agreement or the Approval Order affects any rights or liabilities under policies of insurance at issue in the Coverage Action issued by CNA Re.  Any other policies issued by CNA Re to the Congoleum-Related Parties that would otherwise fall within the definition of Subject Policies shall not be deemed outside the scope of this Agreement solely as a result of this Section 9.4.

CNA Settlement Agreement

X.           RIGHT OF REVIEW
After the Confirmation Order becomes a Final Order, the Trust shall cooperate, at the sole expense of the CNA Parties, in the CNA Parties’ reasonable requests for information as follows:  the CNA Parties shall have the right, at their own expense, upon reasonable request and notice, and at a time and place convenient to the Trust, to review any payments funded in whole or in part by the proceeds of this Agreement; provided, however, that claimants’ personal identification information shall be maintained in strict confidence.  Neither the Trust nor any trustee shall have any obligation to create any new documents or to collect any information in connection with any such review beyond those ordinarily created or maintained by the Trust, as applicable, and the CNA Parties shall not be permitted to challenge the allowance or payment of Claims by the Trust, as applicable, or any administrative payments or costs of the Trust, as applicable.  This Section X and any results of such a review contemplated hereunder shall not affect the CNA Parties’ payment obligations under this Agreement.  The CNA Parties shall not provide any results of such review to any other Person and shall

CNA Settlement Agreement

keep any and all such results confidential, except that the CNA Parties may provide such results to any of their auditors, tax consultants, regulators, or reinsurers for the purpose of obtaining reinsurance for any portion of the Settlement Amount, or complying with applicable regulations, provided that the CNA Parties shall inform such parties that the review and/or audit results and information contained therein are confidential, and use reasonable efforts to obtain a commitment from such parties to maintain the confidentiality of the information.
XI.           COOPERATION
Each Party agrees to take such steps and to execute any documents as may be reasonably necessary or proper to effectuate the purpose and intent of this Agreement and to preserve its validity and enforceability.  In the event that any action or proceeding of any type whatsoever is commenced or prosecuted by any Person not a Party hereto to invalidate, interpret, or prevent the validation, enforcement, or carrying out of all or any of the provisions of this Agreement, the Parties mutually agree, represent, warrant, and covenant to cooperate fully in opposing such action or proceeding.

CNA Settlement Agreement

XII.         CONSTRUCTION
This Agreement was negotiated among the Parties hereto at arms’ length and in good faith, with each Party receiving advice from independent legal counsel.  It is the intent of the Parties that no part of this Agreement be construed against any of the Parties hereto because of the identity of the drafter or the fact that the CNA Parties are insurance companies.  It is agreed among the Parties hereto that this is not an insurance contract and that no special rules of construction apply to this Agreement, including the doctrine of contra proferentem.
XIII.       NOTICE
All notices, demands, payments, accountings or other communications that any Party desires or is required to give shall be given in writing and shall be deemed to have been given if hand delivered, faxed, emailed or if mailed by United States first-class mail, postage prepaid, to the Parties at the addresses noted below, or such other address as any Party may designate in writing from time to time:
As to the Congoleum Parties:
Howard N. Feist III
Congoleum Corporation
57 River Street
Wellesley, MA 02481
sfeist@alumni.princeton.edu
Facsimile: 781/237-6880

CNA Settlement Agreement

With a copy to:

Mitchell F. Dolin, Esq.
Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004
mdolin@cov.com
Facsimile: 202/662-6291

  -and-

Richard L. Epling, Esq.
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036
richard.epling@pillsburylaw.com
Facsimile:  212/858-1500

As to the CNA Parties:
Director, Environmental & Mass Tort Claims
333 S. Wabash
19-South
Chicago, IL 60604
Facsimile:  312/817-1645

With a copy to:
John R. Gerstein, Esq.
Charles I. Hadden, Esq.
Troutman Sanders LLP
401 9th Street, NW
Suite 1000
Washington, D.C. 20004-2134
jack.gerstein@troutmansanders.com
chuck.hadden@troutmansanders.com
Facsimile: 202/654-5816

CNA Settlement Agreement

Lewis S. Rosenbloom
Dean C. Gramlich
Dewey & LeBoeuf LLP
Two Prudential Plaza
180 North Stetson Avenue
Suite 3700
Chicago, Illinois 60601
LRosenbloom@deweyleboeuf.com
DGramlich@deweyleboeuf.com

Facsimile: 312/759-6590

Steven P. Handler
Todd Weiner
McDermott Will & Emery LLP
227 West Monroe
Chicago, Illinois 60606-5096
shandler@ mwe.com
twiener@mwe.com

Facsimile 312 984-7700
As to the Committee:
Ronald E. Reinsel, Esq.
Caplin & Drysdale, Chtd.
One Thomas Circle, NW
Suite 1100
Washington, DC 20005
rer@capdale.com
Facsimile: 202/429-3301

CNA Settlement Agreement

As to the Claimants’ Representatives:
Joseph F. Rice, Esq.
Motley Rice LLC
28 Bridgeside Blvd.
P.O. Box 1792
Mt. Pleasant, SC  29465

-and-

Perry Weitz, Esq.
Weitz & Luxenberg, P.C.
180 Maiden Lane
New York, NY  10038

Notice shall be provided to the Trust at such address designated by Congoleum or as the Trust may designate in writing.
XIV.           HEADINGS
Titles and captions contained in the Agreement are inserted only as a matter of convenience and are for reference purposes only.  Such titles and captions in no way are intended to define, limit, expand or describe the scope of this Agreement, nor the intent of any provision thereof.
XV.           EXECUTION AND DELIVERY
This Agreement may be executed in counterpart originals, all of which, when so executed and taken together, shall be deemed an original and all of which shall constitute one and the same instrument.  Each counterpart may be delivered by facsimile or electronic mail, and a faxed or electronically mailed copy of a signature shall have the same force and effect as an original signature.

CNA Settlement Agreement

XVI.           DISPUTE RESOLUTION
16.1           The Parties agree that before resorting to litigation they will attempt to resolve informally any disputes arising under this Agreement through good faith negotiations for a period of sixty (60) days after written notification regarding such dispute.
16.2           The Parties agree to submit all disputes relating to this Agreement to the jurisdiction of the Bankruptcy Court.  If the Bankruptcy Court refuses to exercise jurisdiction over any such dispute, the Parties may submit such dispute to any court of competent jurisdiction.
XVII.           ASSIGNMENT
Except as expressly provided by this Agreement or by the Plan, this Agreement shall not be assignable by any Party hereto without the prior written consent of the Parties.
XVIII.         AMENDMENT
This Agreement may not be amended, altered or modified except by a written agreement duly executed by each Party (or its successors or assigns).

CNA Settlement Agreement

XIX.           NO WAIVER
Neither the waiver by a Party hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges hereunder.
XX.           AGREEMENT INADMISSIBLE
All settlement-related communications leading up to this Agreement shall be deemed to fall within the protection afforded to compromises and to offers to compromise by Rule 408 of the Federal Rules of Evidence and any similar state law provisions.  Except as necessary with respect to the motion seeking the Approval Order, any evidence of the terms of this Agreement or negotiations or discussions associated with this Agreement shall be inadmissible in any action or proceeding for purposes of establishing any rights, duties, or obligations of the Parties, except (i) in an action or proceeding to enforce the terms of this Agreement, (ii) in any possible action or proceeding between the CNA Parties and any of their reinsurers, (iii) as otherwise directed by any court of competent jurisdiction, or (iv)

CNA Settlement Agreement

as otherwise provided herein.  This Agreement shall not be used as evidence or in any other manner, in any court or dispute resolution proceeding, to create, prove, or interpret the Parties’ obligations under any insurance policy.

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have caused this Agreement to be duly executed as of the date set forth with the respective signatures below:

CNA Settlement Agreement

FOR THE CONGOLEUM PARTIES
(on behalf of themselves and the Congoleum-Related
Parties as defined in Paragraphs I.Q. and I.R.)

By:	/s/ Howard N. Feist

Name:	Howard N. Feist

Title:	Chief Financial Officer

Date:	01/25/2010

FOR THE CNA PARTIES (on behalf of themselves and
the CNA-Related Parties as defined in Paragraphs I.L.
and I.M.)

By:	/s/ Michael J. Sehr

Name:	Michael J. Sehr

Title:	Senior Vice President

Date:	01/21/2010

CNA Settlement Agreement

FOR THE COMMITTEE (as defined in Paragraph I.N.)

By:	/s/ Ronald E. Reinsel

Name:	Ronald E. Reinsel

Title:	Attorney

Date:	01/28/2010

CNA Settlement Agreement

FOR THE CLAIMANTS’ REPRESENTATIVES (as
defined in Paragraph I.K.)

By:	/s/ Perry Weitz

Name:	Perry Weitz

Title:

Date:	01/29/2010

By:	/s/ Joseph F. Rice

Name:	Joseph F. Rice

Title:

Date:

CNA Settlement Agreement

CONSENTED TO BY THE FUTURES REPRESENTATIVE (as defined in Paragraph I.AA.)

By:	/s/ R. Scott Williams

Name:	R. Scott Williams

Title:	FCR

Date:	01/28/2010

CONSENTED TO BY AMERICAN BILTRITE INC. FOR ITSELF AND ITS OFFICERS AND DIRECTORS IN THEIR CAPACITIES AS SUCH

By:	/s/ Richard G. Marcus

Name:	Richard G. Marcus

Title:	President and Chief Operating Officer

Date:	01/27/2010

CNA Settlement Agreement

Exhibit 1

INSURER	POLICY NUMBER	POLICY PERIOD
Continental Casualty Company	RDU9973758	1/1/1964-1/1/1967
Continental Casualty Company	RDU9433828	1/1/1967-1/28/1970
Continental Casualty Company	RDU-8065433	2/16/1973-1/1/1975
Continental Casualty Company	RDX8937036	12/17/1973-1/1/1975
Continental Casualty Company	RDX-030-809-16-04	1/28/1970-2/16/1973
The Continental Insurance Company	EXC102428	1/1/1985-1/1/1986

CNA Settlement Agreement

Exhibit 2

UNITED STATES DISTRICT COURT DISTRICT OF NEW JERSEY
In re: CONGOLEUM CORPORATION, et al., Debtors.	Case No. 09-04371 (JAP) Chapter 11 Case No. 03-51524 Jointly Administered

ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

The Findings of Fact and Conclusions of Law set forth on the following pages, numbered four (4) through thirteen (13), are hereby APPROVED AND ENTERED, and the Relief set forth on the following pages, numbered thirteen (13) through twenty-two (22) is hereby GRANTED AND ORDERED.

DATED: _______________	_____________________________________
Honorable Joel Pisano
United States District Judge

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

Upon the motion, dated ______, 2010 (the “Motion”)1, of the above-captioned debtors and debtors-in-possession (the “Debtors”) for an order pursuant to sections 105(a) and 363 of title 11 of the United States Code (the “Bankruptcy Code”) and rules 2002, 6004 and 9019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (i) authorizing the Debtors to enter into a compromise and settlement with the CNA Parties pursuant to which (among other things) the Congoleum Parties, on behalf of themselves, the Congoleum-Related Parties and Debtors’ bankruptcy estates, will provide the CNA-Related Parties general releases, as set forth in the Settlement Agreement (the “Agreement,” a copy of which is attached as Exhibit 1); (ii) authorizing the sale of the Subject Policies to the CNA

1/           Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement (as defined herein).

2

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

Parties pursuant to the terms and conditions of the Agreement, free and clear of all Interests; (iii) approving the Agreement in all respects; and (iv) enjoining Claims against the CNA-Related Parties, the Congoleum-Related Parties, the Committee, the Claimants’ Representatives and the Trust as described in Paragraphs 8 and 9 below (the “Injunctions”).  The appearances of all interested parties and all responses and objections to the Motion, if any, have been duly noted in the record of the hearing held on __________, 2010 (the “Hearing”).  Upon the record of the Hearing, the Motion, said responses and objections, if any, and after due deliberation and sufficient cause appearing therefore, the Court hereby makes the following:

3

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

FINDINGS OF FACT AND CONCLUSIONS OF LAW:2
Jurisdiction, Final Order and Statutory Predicates
A.           The Court has jurisdiction over the Motion and relief requested therein, including responses and objections thereto, if any, pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N), and (O).  Venue of these cases and the Motion in this District is proper under 28 U.S.C. §§ 1408 and 1409.

2           The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

4

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

B.           This Order constitutes a final and immediately appealable order within the meaning of 28 U.S.C. § 158(a).
C.           The statutory predicates for the relief sought in the Motion are sections 105(a) and 363 of the Bankruptcy Code and Bankruptcy Rules 6004 and 9019.

Retention of Jurisdiction

D.           It is necessary and appropriate for the Court to retain jurisdiction to, among other things, interpret and enforce the terms and provisions of this Order and the Agreement, and to adjudicate, if necessary, any and all disputes arising under or relating in any way to, or affecting, any of the transactions contemplated under the Agreement.

5

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

Notice of the Motion

E.           The Debtors have provided due and adequate notice of the Motion, the Hearing, the Agreement and the subject matter thereof to all parties in interest pursuant to Bankruptcy Rules 2002 and 6004.  Such notice was good and sufficient under the particular circumstances, and no further notice is necessary.  Without limiting the generality of the foregoing, adequate notice of the Motion, the Hearing and the Agreement has been provided, and a reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded, to all parties in interest, including without limitation (i) the Asbestos Claimants’ Committee appointed in the Bankruptcy Case (the “Committee”); (ii) the Futures Representative appointed in the Bankruptcy Case; (iii) all known Asbestos Plaintiffs including (a) all claimants or counsel for claimants who have voted on any proposed plan of reorganization submitted by the Debtors, and (b) all such

6

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

claimants who are known to the Debtors through participation in the Bankruptcy Case, the filing of a pre-petition lawsuit, or otherwise; (iv) the Claimants’ Counsel (as defined in the Plan); (v) the Collateral Trustee (as defined in the Plan) of the Congoleum Collateral Trust; (vi) all existing or former parties in the Coverage Action; (vii) all other entities known by the Congoleum Parties to have provided general liability insurance to the Congoleum-Related Parties prior to 1990; (viii) all other Insureds known to the Congoleum Parties; (ix) the United States Trustee; and (x) all other Persons or entities that, as of the date the Motion was filed, had filed a notice of appearance and demand for service of papers in the Bankruptcy Case or were otherwise listed on the master service list maintained by the Debtors in the Bankruptcy Case.  In addition, to ensure the broadest notice possible, Debtors published notice, at the CNA Parties’ expense (or as such expenses may be shared

7

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

jointly by the CNA Parties with other settling insurers in accordance with Paragraph 4.1 of the Agreement), of the Motion and the Hearing in the national edition of the USA Today on ------------, 2010.

Sound Business Judgment and Reasonableness

F.           The relief requested in the Motion is in the best interests of the Debtors’ bankruptcy estates, their creditors, Asbestos Plaintiffs and other parties-in-interest.  The Debtors have demonstrated good, sufficient and sound business purposes and justifications for the relief requested in the Motion and the approval of the transactions contemplated thereby.
G.           The Agreement, including without limitation the sale of the Subject Policies free and clear of any and all Interests, is fair and reasonable and in the best interests of the Debtors and their bankruptcy estates.  The Settlement Amount

8

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

represents fair and reasonable consideration for the sale of the Subject Policies, the release of Claims and the other provisions as set forth in the Agreement.  The Agreement is also in the bests interests of the Asbestos Plaintiffs and other parties in interest because if the Plan is confirmed, it is contemplated that the proceeds of the sale will be paid to the Trust established pursuant to the Plan to pay Plan Trust Asbestos Claims (as defined in the Plan).
H.           The Debtors have demonstrated that the probability of success for the Debtors in litigation over the matters resolved by the Agreement, including without limitation the Coverage Disputes, is uncertain; that the litigation of the matters resolved by the Agreement would be complex and costly to the Debtors’ bankruptcy estates; and that the entry into the Agreement is necessary and appropriate to assist the Debtors’ reorganization, is consistent with the reasonable range of

9

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

potential litigation outcomes, and is in the best interests of the Debtors, their bankruptcy estates, and the Debtors’ creditors, including without limitation, the Asbestos Plaintiffs, and all parties in interest because, among other reasons, the Agreement contemplates the payment of the Settlement Amount to the Trust provided that a Plan providing for the creation of such a Trust is confirmed.

Good Faith of Purchaser of Subject Policies

I.           The Agreement was negotiated and proposed, and has been entered into by the Parties, in good faith, from arms’-length bargaining positions, and without fraud or collusion.  Each Party to the Agreement was represented by counsel.  The sale consideration to be realized by the Debtors’ bankruptcy estates pursuant to the Agreement is fair and reasonable.  The CNA Parties are good faith purchasers of the Subject Policies for value within the meaning of section 363(m) of the Bankruptcy Code and are entitled to the protection thereof.  Neither the Congoleum Parties nor the CNA Parties, nor any of their representatives, have engaged in any conduct that would (i) cause or permit the Agreement, or the sale of the Subject Policies contemplated therein, to be avoided under section 363(n) of the

10

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

Bankruptcy Code, (ii) cause or permit any amounts, costs, attorneys’ fees, expenses or punitive damages to be recovered under section 363(n) of the Bankruptcy Code, or (iii) prevent the application of section 363(m) of the Bankruptcy Code.

Satisfaction of Section 363(f) Requirements

J.           The Congoleum Parties may sell the Subject Policies free and clear of Interests under section 363(f) of the Bankruptcy Code because one or more of the criteria set forth in sections 363(f)(1)-(5) of the Bankruptcy Code have been satisfied.  Without limiting the generality of the foregoing, those holders of Interests

11

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

against any of the Subject Policies who did not object, or who withdrew their objections, to the Motion or the relief requested therein are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code; any such Interest is in bona fide dispute under section 363(f)(4); and each holder of an Interest in the Subject Policies can be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such Interest as contemplated by section 363(f)(5) of the Bankruptcy Code.
K.           To the extent any Person has an Interest in the Subject Policies, such Interest is adequately protected as required by section 363(e) of the Bankruptcy Code by the attachment of such Interest to the proceeds of sale paid by the CNA Parties pursuant to Paragraph 7 of this Order.

12

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

No Successor Liability

L.           The transfer pursuant to the Agreement of the Subject Policies does not and will not subject or expose the CNA-Related Parties to any liability, Claim, cause of action or remedy by reason of such transfer under (a) the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based on, in whole or in part, directly or indirectly, including, without limitation, any theory of tort, creditors’ rights, equity, antitrust, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity, or (b) any employment contract, understanding or agreement, including, without limitation, collective bargaining agreements, employee pension plans, or employee welfare or benefit plans.

13

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

     M.           The CNA Parties are not assuming any of the Debtors’ obligations to their employees (including, without limitation, any obligations under the Debtors’ bankruptcy estates’ collective bargaining agreements, if any) by reason of the purchase of the Subject Policies under the Agreement.
N.           No common identity of officers or directors exists between the CNA Parties and the bankruptcy estates or Debtors.
O.           The CNA Parties are purchasing the Subject Policies pursuant to the Agreement and this Order.  The CNA Parties are not purchasing any other assets of the Debtors’ bankruptcy estates.  The CNA Parties shall not have any responsibility or liability with respect to any of the bankruptcy estates’ other assets or for any liability of, or Claims against, the Debtors.

14

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

     P.           A sale of the Subject Policies other than one free and clear of Interests, if possible at all, would impact adversely on the Debtors’ bankruptcy estates and would be of substantially less benefit to the Debtors, the creditors and the estates.  The CNA Parties would not purchase the Subject Policies, and pay the Settlement Amount, were the sale not free and clear of all Interests.

Supplemental Injunction

Q.           Issuing a supplemental injunction under section 105(a) of the Bankruptcy Code is essential to give effect to the sale of the Subject Policies to the CNA Parties free and clear of Interests pursuant to section 363(f) of the Bankruptcy Code.  The Injunctions as set forth in Paragraphs 8 and 9 below are a necessary prerequisite for the Debtors and the CNA Parties agreeing to the terms and conditions of the Agreement, and the Debtors and the CNA Parties will not consummate the sale of the Subject Policies in the absence of such supplemental injunctions from this Court.

15

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

     R.           To the extent they have any Interest in the Subject Policies, the holders of present and future Claims are adequately protected in that they will, subject to the terms of a confirmed Plan, have the right to pursue their Claims against the proceeds of the sale of the Subject Policies with the same validity and priority as against the Subject Policies and subject to the terms and conditions of the Plan.  Moreover, the Interests, if any, of any other insurer is adequately protected because the Agreement provides that the Congoleum Parties shall reduce any judgment, Claim against, or settlement with, any such insurer to the extent necessary to eliminate any such insurer’s Claim for contribution, subrogation, indemnification or similar Claim (as provided in the Agreement) against any CNA-Related Party.

16

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

      For all of the foregoing and after due deliberation, IT IS ORDERED, ADJUDGED, AND DECREED THAT:
1.           The Motion is GRANTED and APPROVED in all respects.
2.           For the reasons set forth herein and on the record at the Hearing, all objections to the Motion and the relief requested therein and/or granted in this Order that have not been withdrawn, waived, or settled, and all reservations of rights included in such objections, are overruled on the merits.
3.           Pursuant to and to the fullest extent permitted by section 363(b) of the Bankruptcy Code, the Congoleum Parties are authorized and directed to enter into and consummate the Agreement, including without limitation, to sell, transfer and convey the Subject Policies to the CNA Parties in accordance with the terms and

17

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

subject only to the conditions specified herein and in the Agreement.  The Congoleum Parties and the CNA Parties are each hereby authorized to take all actions and execute all documents and instruments that the Congoleum Parties and the CNA Parties deem necessary or appropriate to implement and effectuate the transactions contemplated by the Agreement.
4.           The terms of the Agreement (including without limitation the releases set forth in Section V) are approved in their entirety, and this Order and the Agreement in accordance with its terms shall be binding upon the Congoleum Parties, their bankruptcy estates and all of their creditors and shareholders, the CNA Parties, all Persons holding Interests in the Subject Policies or Claims against the Congoleum Parties or the Debtors’ bankruptcy estates (including without

18

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

limitation all holders of Asbestos-Released Claims against the Congoleum Parties), the Futures Representative and each of the Persons whose interests he represents, the Committee, the Collateral Trustee, the Congoleum Collateral Trust, the Claimants’ Representatives, the Congoleum Parties’ insurers other than the CNA Parties, any Insureds (in addition to the Congoleum Parties), all other parties in interest, and upon the effective date of any Plan, the Trust, and each of the foregoing entities’ successors and assigns.  The sale of the Subject Policies by the Congoleum Parties to the CNA Parties, effective upon the Approval Date (but subject to payment of the Settlement Amount under the Agreement), shall constitute a legal, valid, and effective transfer of the Subject Policies and shall vest the CNA Parties with all such right, title, and interest in and to the Subject Policies free and clear of all Interests pursuant to section 363(f) of the Bankruptcy Code to the fullest extent permitted by law.

19

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

      5.           The CNA Parties shall pay the Settlement Amount as provided in the Agreement.
6.           The sale of the Subject Policies to the CNA Parties under the Agreement constitutes a transfer for reasonably equivalent value and fair consideration under section 548 of the Bankruptcy Code and comparable provisions of non-bankruptcy law.
7.           Pursuant to and to the fullest extent permitted by sections 105(a) and 363(f) of the Bankruptcy Code and subject to the consummation, as of the Approval Date (but subject to payment of the Settlement Amount under the Agreement), of the sale of the Subject Policies as provided under the Agreement, the Subject

20

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

Policies shall be and hereby are transferred to the CNA Parties, free and clear of any and all Interests of all Persons in, to and with respect to the Subject Policies, including without limitation any and all Claims for contribution, indemnity or other liability under, in connection with or relating to the Subject Policies against any of the CNA-Related Parties (including without limitation any Direct-Action Claims), whether arising prior to, during, or subsequent to the Bankruptcy Case or imposed by agreement, understanding, law, equity or otherwise.  Any and all such Interests shall attach to the proceeds of sale with the same validity, priority, force, and effect as such Interest holders had in the Subject Policies, subject to the terms and conditions of any Plan confirmed for the Debtors, and such Claims and Interests shall be channeled to the Settlement Amount.

21

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

      8.           Pursuant to and to the fullest extent permitted by sections 105(a) and 363 of the Bankruptcy Code and subject to the consummation, as of the Approval Date (but subject to payment of the Settlement Amount under the Agreement), of the sale of the Subject Policies as provided under the Agreement, all Persons that have held or asserted, that hold or assert, or that may in the future hold or assert any Claim or Interest of any kind or nature against or in any of the Debtors’ bankruptcy estates, the Congoleum-Related Parties, the Subject Policies, or the CNA-Related Parties based upon, arising out of, derived from or attributable in any way (a) to the Subject Policies or (b) to any matters or claims that fall within the scope of the releases set forth in Section V of the Agreement (including, but not limited to, any Asbestos-Released Claim, any Extra-Contractual Claim, any Insurance Coverage Claim or any Direct-Action Claim), whenever or wherever

22

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

arising or asserted (including all thereof in the nature of or sounding in tort, contract, warranty or any other theory of law, equity or admiralty), shall be and hereby are barred, estopped and permanently enjoined from asserting any such Claims or Interests against any of the CNA-Related Parties or against the Subject Policies and from continuing, commencing, or otherwise proceeding or taking any action against the CNA-Related Parties to enforce such Interests or Claims or for the purpose of directly or indirectly collecting, recovering or receiving payments from any CNA-Related Party to recover with respect to any such Claim or Interest.
9.           Pursuant to and to the fullest extent permitted by section 105(a) of the Bankruptcy Code and subject to the consummation, as of the Approval Date (but subject to payment of the Settlement Amount under the Agreement), of the sale of the Subject Policies as provided under the Agreement, all Persons that have held or

23

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

asserted, that hold or assert, or that may in the future hold or assert any Claim or Interest of any kind or nature against or in any of the Debtors’ bankruptcy estates, the Congoleum-Related Parties, the Subject Policies, or the CNA-Related Parties based upon, arising out of, derived from or attributable in any way to the sale of the Subject Policies and/or the termination of policy rights and releases related thereto provided in the Agreement, whenever or wherever arising or asserted (including all thereof in the nature of or sounding in tort, contract, warranty or any other theory of law, equity or admiralty), shall be and hereby are enjoined from asserting any such Claims or Interests against any of the Congoleum-Related Parties, the Committee, the Claimants’ Representatives or the Trust to enforce such Interests or Claims or for the purpose of directly or indirectly collecting, recovering or receiving payments from any Congoleum-Related Party, the Committee, the Claimants’ Representatives or the Trust to recover with respect to any such Claim or Interest, and any such Claims or Interests shall be channeled to the Settlement Amount, which shall constitute the sole recourse for any such Claim or Interest.

24

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

      10.           The CNA Parties are not, and shall not be deemed to be, successors to the Congoleum Parties or the Debtors’ bankruptcy estates by reason of any theory of law or equity or as a result of the consummation of the transactions contemplated in the Agreement or otherwise.  The CNA Parties shall not assume any liabilities of the Congoleum Parties or the bankruptcy estates.
11.           Nothing in this Approval Order or the Agreement shall affect, impair, change, modify, release, waive, channel, enjoin or transfer ABI’s rights or Claims arising under (a) any policy issued to or insuring ABI prior to February 28, 1993 (or ABI’s rights or the insurer’s obligations thereunder), except to the extent of ABI’s release of rights or Interests, if any, under Policies listed in Exhibit 1 of the

25

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

Agreement or any other policies that were issued to any of the Congoleum Parties or their predecessors in interest prior to February 28, 1993 and that otherwise fall within the definition of Subject Policies; (b) any policy issued to or insuring ABI on or after February 28, 1993 (or ABI’s rights or the insurer’s obligations thereunder); or (c) any settlement or coverage-in-place agreement applicable to (a) or (b) to which ABI is a signatory.
12.           The transactions contemplated by the Agreement, including without limitation the sale of the Subject Policies to the CNA Parties free and clear of all Interests, are undertaken by the CNA Parties in good faith, as that term is used in section 363(m) of the Bankruptcy Code.  Accordingly, the reversal or modification on appeal of the authorization to consummate the sale of the Subject Policies and the

26

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

transactions contemplated by the Agreement shall not affect the validity of the sale of the Subject Policies to the CNA Parties, unless such authorization is duly stayed pending such appeal.  The CNA Parties are purchasers in good faith of the Subject Policies and shall be entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.
13.           Pursuant to Bankruptcy Rule 9019, the settlement and mutual release of Claims as set forth in the Agreement are hereby approved as of the Execution Date of the Agreement.  This Order shall be effective and enforceable immediately upon entry and its provisions shall be self-executing and shall not be stayed under Bankruptcy Rule 6004(g).

27

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

      14.           All obligations of the Debtors under the Agreement shall be deemed administrative expenses of the Debtors’ bankruptcy estates under sections 503(b) and 507(a)(1) of the Bankruptcy Code.
15.           The failure specifically to include any particular provision of the Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court and the effect of this Order that the Agreement be and hereby is authorized and approved in its entirety.
16.           This Court shall retain jurisdiction to interpret and enforce the provisions of this Order and the Agreement in all respects, and to adjudicate, if necessary, any and all disputes arising under or relating in any way to, or affecting, any of the transactions contemplated under the Agreement.  Such jurisdiction shall be retained even if a Plan is confirmed and/or the Bankruptcy Case is closed, and the Bankruptcy Case may be reopened for such purpose.

28

CNA Settlement Agreement

Debtors:	Congoleum Corporation, et al.
Case No.:	09-04371 (JAP)/Chapter 11 No. 03-51524 (Jointly Administered)
Caption of Order:	ORDER APPROVING SETTLEMENT AGREEMENT WITH THE CNA PARTIES AND AUTHORIZING THE SALE OF INSURANCE POLICIES FREE AND CLEAR OF LIENS, CLAIMS, INTERESTS AND OTHER ENCUMBRANCES

      17.           Each and every federal, state, and local governmental agency or department is hereby directed to accept this Order and the Agreement approved herein in lieu of any document necessary to consummate the transactions contemplated by the Agreement and this Order.
18.           The provisions of this Order are nonseverable and mutually dependent.

29

CNA Settlement Agreement

Exhibit 3*

American Casualty Company of Reading, Pennsylvania
American International Insurance Company
American Loyalty Insurance Company
American Title Insurance Company
Associated Aviation Underwriters, Inc.
Bankers and Shippers Insurance Company of New York
Bayside Reinsurance Company, Ltd.
Boston Indemnity Insurance Company
Boston Marine Insurance Company
Boston Old Colony Insurance Company
Buffalo Reinsurance Company
C&W Title Insurance Company
Casualty Insurance Company
CNA Assurance Company
CNA Assurance Company of Connecticut
CNA Casualty of California
CNA Casualty of Illinois
CNA Casualty of Puerto Rico
CNA Casualty Company of South Carolina
CNA Chile Compania de Seguros de Vida, S.A.
CNA Group Life Assurance Company
CNA International Life Company, SPC Limited
CNA Insurance Company Limited
CNA Insurance Company (Europe) Ltd.
CNA Lakeview Insurance Company
CNA Life Insurance Company of Canada
CNA Lloyds of Texas
CNA Aseguradora de Riesgo de Trabajo SA
CNA Reinsurance Company
CNA Reinsurance Company Limited

* For the avoidance of doubt, a Person listed on this Exhibit 3 shall not be deemed a CNA-Related Party solely because it appears on this Exhibit 3; in order to qualify as a CNA-Related Party, a Person must independently fall within the definition of “CNA-Related Party” set forth in Paragraph I.M of the Agreement to which this Exhibit 3 is appended.

CNA Settlement Agreement

Century Insurance Company of Canada
Columbia Casualty Company
Commercial Insurance Company of Newark, New Jersey
Commercial Life Insurance Company
Connaught Insurance Company, Ltd. (HK)
Continental Assurance Company
Continental Casualty Company
Continental Insurance Company of Puerto Rico fka Puerto Rican-American Insurance Company
Continental Insurance Management Ltd
Continental International Insurance, Limited (PR)
Continental Life Insurance Company Limited, fka Continental Life Insurance Public Limited Company
Continental Life (International), Ltd.
Continental Lloyd’s Insurance Company
Continental Management Services, Limited
Continental National Indemnity Company
Continental Pacific Insurance Company (Australia), Limited
Continental Reinsurance Corporation
Continental Reinsurance Corporation (Bermuda)
Continental Reinsurance Corporation International, Ltd.
Continental Reinsurance Corporation (U.K.), Ltd.
Continental Reinsurance Management Holding Company Limited fka Two Hundred and Eighty
Ninth Shelf Trading Company Ltd.
Deutsche Continental Reinsurance AG
East River Indemnity Company (Barbados), Ltd.
East River Insurance Company Ltd. (Barbados)
Elizabethan Insurance Co. Ltd., fka The Elizabethan Marine & General Insurance Company Limited
Encompass Home and Auto Insurance Company
Encompass Independent Insurance Company
Encompass Insurance Company of Massachusetts
Equitable Fire Insurance Company
Firemen’s Insurance Company of Newark, New Jersey
First Commercial Life Insurance Company’
First Fire and Casualty Insurance of Hawaii, Inc.
First Indemnity Insurance of Hawaii, Inc.

2

CNA Settlement Agreement

First Insurance Company of Hawaii, Ltd.
First Risk Management Services, Inc.
First Security Insurance of Hawaii, Inc.
Galway Insurance Company
General Financial Insurance Corporation
Hallmark Insurance Company
Hanson Klein Insurance Management A/S
Harbor Insurance Company
Jersey Insurance Company of New York
Kansas City Fire and Marine Insurance Company
Lombard General Insurance Limited
Lombard General Insurance United
Lombard Insurance Company, Limited
London Guarantee & Accident of New York
Loyalty Life Insurance Company
Marine Office of America Corporation
Malayan Insurance Company
Mid-States Insurance Company
National Benefit Life Insurance Company
National-Ben Franklin Insurance Company of Illinois
National-Ben Franklin Insurance Company
National Fire Insurance Company of Hartford
Niagara Fire Insurance Company
North Rock Insurance Company, Limited
Pacific Insurance Company
Pacific Insurance Company of New York
Phoenix Assurance Company Limited
Phoenix Assurance Company of Canada
Phoenix Assurance Company of New York
Preferred Risk Insurance Company (PR)
Puerto Rican-American Insurance Company
R.V.I. America Insurance Company
R.V.I. Guaranty Company Ltd.
Saudi Continental Insurance Company
Seaboard Fire & Marine Insurance Company
Security National Life Insurance Company

3

CNA Settlement Agreement

Surety Bonding Company of America
The Buckeye Union Insurance Company
The Century Insurance Company of Canada
The Continental Insurance Company‡
The Continental Insurance Company of New Jersey
The Continental Insurance Company of Puerto Rico
The Continental Insurance Holdings (Europe) Limited fka CIC (Europe) Ltd. and Phoenix
Continental Management Ltd.
The Dominion Insurance Company†
The Fidelity and Casualty Company of New York
The Glens Falls Insurance Company
The Hong Kong Fire Insurance Company, Ltd.
The Ivanhoe Reinsurance Company Limited
The Manhattan Fire & Marine Insurance Company
The Mayflower Insurance Company, Ltd.
The Security Reinsurance Corporation Limited, fka Niagara Insurance Company (Bermuda)
Limited and Niagara Insurance Company (Bermuda)
Transcontinental Insurance Company
Transportation Insurance Company
Troy Fain Insurance, Inc.
Unionamerica Insurance Company
United National Indemnity Company
United States Life Insurance Company
Universal Surety of America
Upper Canada Insurance Company

_____________________________________
‡ To the extent that The Continental Insurance Company, or a company with a similar name, is or appears to be a party to the Coverage Action in its capacity as one of the Certain London Market Insurance Companies that participated in certain London market policies and is represented in the Coverage Action in respect of those policies by Mendes & Mount LLP, nothing in this Agreement or the Approval Order affects the rights and liabilities of The Continental Insurance Company, or a company with a similar name, under London market policies at issue in the Coverage Action and as to which Mendes & Mount LLP is serving as counsel.
† For the avoidance of any uncertainty, the Dominion Insurance Company listed above is not the Certain London Market insurance company named “The Dominion Insurance Company Limited” that is a party to the Coverage Action and represented by Mendes & Mount LLP.

4

Valley Forge Insurance Company
Valley Forge Life Insurance Company
Washington General Insurance Corporation
Western Surety Company
William Penn Life Assurance Company
William Penn Life Insurance Company of New York
Workers’ Compensation and Indemnity Company of California
Yorkshire Insurance Company of New York
Zurich Insurance (Taiwan) LTD.

5